UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TheStreet.com, Inc.
(Exact name of registrant as specified in its charter)

DE	06-1515824
(State of incorporation)	(I.R.S. Employer Identification Number)

14 Wall Street, 15th Floor, New York, New York	10004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction
A.(c), check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction
A.(d), check the following box: ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock (rights to
purchase such stock are attached to the Common Stock)
(Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

     Item 1 of the Form 8-A filed by TheStreet.com, Inc. (the “Company”) on April 14, 1999 is amended and supplemented by adding the following:

     On November 15, 2007, TheStreet.com, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with TCV VI, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership. TCV VI, L.P. and TCV Member Fund, L.P. are referred to as the “Purchasers.”

     Pursuant to the Purchase Agreement the Company sold the Purchasers an aggregate of 5,500 shares of its newly-created Series B preferred stock, par value $0.01 per share (“Series B Preferred Stock”), that are convertible into an aggregate of 3,856,942 shares of its common stock, par value $0.01 per share (“Common Stock”) for $14.26, and warrants (the “Warrants”) to purchase an aggregate of 1,157,083 shares of Common Stock for $15.69 per share. The consideration paid for the Series B stock and warrants is $55 million.

     Prior to execution of the Purchase Agreement, the Company entered into Amendment No. 2 to Rights Agreement (the “Rights Agreement Amendment”) with American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). The Rights Agreement Amendment amends the Rights Agreement dated May 14, 1999 (as amended by an Amendment to Rights Agreement dated as of August 7, 2000, as amended, the “Rights Agreement”), between the Company and the Rights Agent, for the purpose of amending the Rights Agreement to exclude the Purchasers and their respective affiliates and associates from the definition of “exempt person” until they acquire shares of the Company’s capital stock (x) other than the Series B Preferred Stock or shares of Common Stock issuable upon conversion of the Series B Preferred Stock or upon exercise of the Warrants or (y) that would result in their breach of certain provisions of the Purchase Agreement.

     The foregoing description of the Rights Agreement Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached hereto as Exhibit 6 and is incorporated herein by reference.

ITEM 2.     EXHIBITS.

     Item 2 of the Form 8-A filed by the Company on April 14, 1999 is amended and supplemented by adding the following:

Exhibit No.	Description

6.	Amendment No. 2 to Rights Agreement dated as of November 15, 2007 between
TheStreet.com, Inc. and American Stock Transfer & Trust Company, as Rights
Agent

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of: November 20, 2007

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Name: Thomas J. Clarke, Jr.
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

6.	Amendment No. 2 to Rights Agreement dated as of November 15, 2007 between
TheStreet.com, Inc. and American Stock Transfer & Trust Company, as Rights
Agent

Exhibit 6

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

               Amendment No. 2, dated as of November 15, 2007 (this “Amendment”), between THESTREET.COM, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York banking corporation, as Rights Agent (the “Rights Agent”).

               WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of May 14, 1999;

               WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement, dated as of August 7, 2000 (as so amended, the “Rights Agreement”);

               WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

               WHEREAS, the Company desires to further amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

               Section 1. Definition of “Exempt Person.” Section 1(kk) of the Rights Agreement is amended and restated to read in its entirety as follows:

“(kk) “Exempt Person” shall mean: (i) Go2Net, Inc., a Delaware corporation, and Vulcan Ventures, Inc., a Washington corporation, and their respective Affiliates and Associates until such time as (x) any one of them becomes the Beneficial Owner of any shares of Common Stock other than shares of Common Stock issued pursuant to the Securities Purchase Agreement or (y) any one of them is in breach of Section 9.11 of the Securities Purchase Agreement which breach is not waived by the Company in accordance with the requirements of the Securities Purchase Agreement, in each case as determined by the Board of Directors of the Company in its sole and absolute discretion; and (ii) TCV VI, L.P., a Delaware limited partnership, (“TCV VI”) and TCV Member Fund, L.P., a Delaware limited partnership (“TCV Member Fund”), and their respective Affiliates and Associates until such time as any one of them becomes the Beneficial Owner of any shares of the Company’s capital stock (A) other than shares of Series B Preferred Stock or Warrants issued pursuant to the TCV Purchase Agreement or shares of Common Stock received upon conversion of shares of Series B Preferred Stock or upon exercise of the Warrants, or (B) that would result in a breach of Section 4.2(a) of the TCV Purchase Agreement.”

               Section 2. Definition of “Series B Preferred Stock” and “TCV Purchase Agreement.” Section 1 of the Rights Agreement is amended to insert after subsection (ll) thereof the following:

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“(mm) “Series B Preferred Stock” shall mean the Company’s Series B Convertible Preferred Stock, par value $0.01 per share.

“(nn) “TCV Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of November 15, 2007 among the Company, TCV VI, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership.

“(oo) “Warrants” shall mean the warrants to purchase Common Stock issued pursuant to the TCV Purchase Agreement.”

               Section 3. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

               Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

               Section 6. Descriptive Headings. Descriptive headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THESTREET.COM, INC.

By:
	Name:	Thomas J. Clarke, Jr.
	Title:	Chairman of the Board
and Chief Executive Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, as Rights Agent

By:
Name:
Title: